Exhibit 99.1

FLEETWOOD REPORTS PRELIMINARY REVENUES
FOR FISCAL 2008 THIRD QUARTER, YEAR TO DATE

Riverside, Calif., January 31, 2008 – Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary revenues for the fiscal third quarter and nine months ended January 27, 2008.

Revenues for the third quarter were approximately $354 million, a decline of 20 percent from $443 million in the same quarter last year. For the first nine months of the current fiscal year, revenues declined 10 percent to $1.35 billion from $1.50 billion in the prior year.

“The third quarter, which encompasses the seasonally slowest three months of the year, was incrementally impacted by the uncertainties regarding the housing and financial markets,” Fleetwood’s President and CEO Elden L. Smith said. “The slower sales trend relative to the prior year was apparent in all of our businesses throughout the quarter. Lower year-over-year travel trailer sales reflected the soft industry market, as well as our downsizing of production facilities and elimination of certain product offerings. Even so, we are encouraged to see essentially flat travel trailer sales compared to the second fiscal quarter despite the seasonal slowdown. Motor home sales trended downward after four quarters of growth in the face of tougher economic and industry conditions. The RV retail show season began about three weeks ago. So far we are seeing good traffic but we remain cautious with regard to the potential for the RV spring selling season.”

Commenting on the Housing Group’s revenues, Smith said, “The challenges facing the conventional housing market continue to exacerbate the issues faced by the manufactured housing industry, for which sales were down 19 percent through November 2007. These trends particularly impacted California, Florida and Arizona. Although we increased our overall wholesale market share in these states during the first 11 months of calendar 2007, sales in these states comprised less than one-quarter of our total revenues compared with more than one-third of our total revenues in the same period of the prior year.

“We are actively pursuing opportunities for our modular housing business and, as announced last week, we secured a second contract to build military housing at Fort Bliss in Texas,” Smith continued. “In our traditional HUD-code business, we continue to drive down costs and focus on improving market share through regional products and proprietary programs that have led to higher customer and dealer satisfaction. As a result of these initiatives, our combined HUD-code and military backlog currently exceeds last year’s level.”

Although Fleetwood expects to report a significant operating loss for the quarter, the Company said it anticipates the loss will be reduced moderately from that of the comparable prior year period because of successful restructuring and cost-cutting initiatives, before considering gains from the ongoing sale of idle real estate. Full results for the third quarter will be announced on March 6, 2008.

PRELIMINARY REVENUES

(Dollar amounts in millions)

	13 Weeks Ended			39 Weeks Ended
	Jan. 27, 2008	Jan. 28, 2007	% Change	Jan. 27, 2008	Jan. 28, 2007	% Change
REVENUES:

Motor homes	$193	$228	(15)%	$730	$684	7%
Travel trailers	44	82	(46)	156	308	(49)
Folding trailers	16	14	14	59	68	(13)
RV Group	253	324	(22)	945	1,060	(11)

Housing Group	96	109	(12)	390	401	(3)
Supply Group	5	10	(50)	19	38	(50)

	$354	$443	(20)%	$1,354	$1,499	(10)%

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding results for the third quarter and prospects for the fourth quarter, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, volatile fuel prices, interest rates, employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies and to meet the terms of our outstanding convertible debt instruments; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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